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                                  United States
                       Securities and Exchange Commission
                              Washington, DC 20549

                                    Form 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                          Date of Report: June 8, 2006

                                 GeneLink, Inc.
             (Exact Name of Registrant as Specified in its Charter)

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
               PA                         00-30518                23-2795613
(State or other Jurisdiction of          (Commission            (IRS Employer
         Incorporation)                 File Number)         Identification No.)
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    Newport Financial Center, 113 Povonia Avenue, #313, Jersey City, NJ 07310
                    (Address of Principal Executive Offices)

Registrant's telephone number, including area code: (800) 558-4363

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 Entry into a Material Definitive Agreement.

     On June 8, 2006, pursuant to the terms of a Convertible Secured Loan Agreement (the "Loan Agreement") dated as of May 12, 2006, GeneLink, Inc. ("GeneLink") issued $497,890.40 principal amount or convertible secured loan promissory notes (the "Notes"). GeneLink is authorized to borrow up to $1,000,000 under the Loan Agreement. Pursuant to the terms of the Loan Agreement, all amounts borrowed will accrue interest at the rate of twelve percent (12%) per year and any initial amounts borrowed will mature on May 12, 2011 (the "Maturity Date"). No payments of principal will be due or payable until the Maturity Date or an earlier acceleration upon the occurrence of any event of default under the Loan Agreement and interest shall be paid annually. The loans will convert into restricted shares of GeneLink common stock, valued at $0.05 per share, at any time at the option of the holders of the Notes, and the Notes will automatically convert into restricted shares of GeneLink common stock, valued at $0.05 per share, at such time as existing contingent liabilities of GeneLink that existed as of the date of the Loan Agreement are not greater than $75,000.00, including all litigation against GeneLink outstanding as of such time and any contingent liabilities relating to the Loan Agreement or the transactions contemplated thereby. Upon any such conversion the Notes will be deemed paid in full. In connection with the Loan Agreements, GeneLink has executed a Convertible Loan Security Agreement dated as of May 12, 2006, pursuant to which it has pledged all of its assets as collateral for the repayment of the Notes.

     As a condition of the Loan Agreement, GeneLink has issued to the holders of the Notes five restricted shares of GeneLink common stock for each dollar of loans received, an aggregate of 2,489,452 shares of GeneLink common stock as of the date of this Current Report.

     GeneLink also issued to First Equity Capital Securities, Inc., as Administrative Agent under the Loan Agreement, an aggregate of 245,000 shares of GeneLink common stock as of the date of this Current Report, and a warrant to acquire 980,000 restricted shares of GeneLink common stock at an exercise price of $0.05 per share as of the date of this Current Report. GeneLink also paid First Equity Capital Securities, Inc. a placement fee of 7% of all loans raised pursuant to the Loan Agreement, or $34,300 in the aggregate as of the date of this Current Report. Kenneth R. Levine, a holder of more than five percent of the equity securities of GeneLink, is an officer and owner of First Equity Capital Securities, Inc.

     Pursuant to the Loan Agreement, all of the principal amount of and accrued interest on the $200,000 Bridge Loans entered into by GeneLink on January 12, 2006 converted into the loans under the Loan Agreement, and GeneLink's obligations with respect to the Bridge Loans terminated along with the security interest in its intellectual property granted by GeneLink to secure such obligations.

     GeneLink intends to use the proceeds of the loans to fund various marketing initiatives that include: creating a "direct-to-consumer retail website" for its Dermagenetics line of products; seeking international distribution opportunities for its products; funding the production of an "infomercial" regarding its Dermagenetics line of products; purchasing inventory, funding working capital and paying outstanding payables and trade debt.


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ITEM 1.02 Termination of a Material Definitive Agreement

     On May 12, 2006, pursuant to the Loan Agreement, all of the principal amount of and accrued interest on the $200,000 Bridge Loans entered into by GeneLink on January 12, 2006 converted into the loans under the Loan Agreement, and GeneLink's obligations with respect to the Bridge Loans terminated along with the security interest in its intellectual property granted by GeneLink to secure such obligations.

ITEM 3.02 Unregistered Sales of Equity Securities

     On May 12, 2006, in connection with and as a condition to GeneLink entering into the Loan Agreement and borrowing of funds thereunder, GeneLink has issued to the holders of the Notes five restricted shares of GeneLink common stock for each dollar of loans received, an aggregate of 2,489,452 shares of GeneLink common stock as of the date of this Current Report. GeneLink also issued as fees for raising the funds invested pursuant to the Loan Agreement an aggregate of 245,000 shares of its restricted common stock and warrants to acquire 980,000 shares of its common stock at an exercise price of $0.05 per share as of the date of this Current Report to First Equity Capital Securities, Inc., as described in Item 1.01 above.

ITEM 9.01 Financial Statements and Exhibits

(d)  Exhibits

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
Exhibit 10.1 Convertible Secured Loan Agreement dated as of May 12, 2006, by and among GeneLink, Inc., the Lenders signatory thereto, and First Equity Capital Securities, Inc., as Administrative Agent for the Lenders.

Exhibit 10.2 Form of Convertible Secured Loan Promissory Note dated as of May 12, 2006.

Exhibit 10.3 Convertible Loan Security Agreement dated as of May 12, 2006, by and among GeneLink, Inc. the Lenders signatory thereto, First Equity Capital Securities, Inc., as Administrative Agent for the Lenders, and Karen Levine, as Collateral Agent.
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        GeneLink, Inc.
                                        (Registrant)


                                        By: /s/ Monte E. Taylor, Jr.
                                            ------------------------------------
                                        Name: Monte E. Taylor, Jr.
                                        Title: Acting Chief Executive Officer

Dated: June 13, 2006


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